Exhibit 99.1

Quantum Materials Corporation Subsidiary, Solterra Renewable Technologies, Inc., Engages Green Giant Venture Fund to Accomplish Forward Sale of Carbon Credits From Planned Saudi Arabian Solar Project

Carbon Credits to Pre-Finance Middle East Solar Electricity Generation

Tempe, AZ- (PRNewswire) – April 29, 2010 – Quantum Materials Corporation (OTCBB: QTMM) (formerly Hague Corporation) today announced that its wholly owned subsidiary, Solterra Renewable Technologies, Inc., has engaged Green Giant Venture Fund to obtain forward sales of carbon credits generated by a solar electricity generation project planned in Saudi Arabia.

Utility scale installation of solar panels to generate and provide electricity to the grid represents a near-perfect way to abate carbon dioxide emissions generated by the burning of conventional fossil fuels.  The United Nations Framework Convention on Climate Change supports projects that either generate green energy or improve efficiencies in electricity consumption.  When a project is recognized and approved as meeting UNFCCC standards, the amount of avoided CO2 emissions are calculated, and Carbon Credits, or Certified Emission Reductions (CERs), are generated based upon these calculations.  The credits are traded as a commodity in various global markets. The practice of making forward sales of these credits, usually at a discount to current prices, has evolved as a way to pre-finance the capital needs of these green generation projects.

Green Giant Venture Fund will facilitate the objective of the forward sale of carbon credits by generating the necessary forms and documentation to achieve approval of the Saudi Arabian solar farm as a qualified Clean Development Mechanism (CDM).   Once the project is qualified, Green Giant’s expertise in the commodity market and their extensive knowledge and access to carbon market financial participants is expected to quickly result in suitable buyers for future carbon credits.

Steve Squires, Chief Executive Officer of Solterra, commented, “The growth of the carbon trading markets is expected to continue. While the initial commitment period of the Kyoto Protocol program that created them formally ends in 2012, we anticipate that a new program will be developed in its place. Globally, it is clear that emission reduction is dramatically important to sustaining our environment and achieving healthier air quality. Our plans for building large solar installations represents perhaps the most effective way of solving the critical issues of reducing CO2 emissions and increasing green energy demand.”

Squires continued, “Receiving capital from the future value of carbon credits generated during solar energy generation can allow us to rapidly reach our development and installation goals.  Carbon credits add an inherent value to our actual energy production.  We are pleased to be engaged with Green Giant Venture Fund, an expert in the carbon commodity market with strong ties to industry participants.  We anticipate this financing will place the company in a much better position to execute on growth and development initiatives while maintaining our equity position.”

Grant Galloway, Director of the Green Giant Venture Fund expressed, "The European Climate Exchange, or ECX, provides the means to encourage responsible energy development on the supply side and practical economic decisions on the consumption side. We see tremendous market and value propositions for companies like Solterra that have a leading edge technology for clean energy.”  Grant added, “Even though the discussions for the United Nations Framework and Kyoto have been ongoing for some time, I would still classify Green Giant Venture Fund and Solterra as early adopters in a market that already is at €68 billion (Euro), and is growing at a high double-digit rate.  In comparison to other large solar farm developments, I am confident that our portion of that market will be substantial given Solterra’s promising plans for high volume production of its quantum dot solar cells.”

About QUANTUM MATERIALS CORPORATION

QUANTUM MATERIALS CORPORATION has a steadfast vision that advanced technology is the solution to global issues related to cost, efficiency and increasing energy usage.  Quantum dot semiconductors enable a new level of performance in a wide array of established consumer and industrial products, including low cost flexible solar cells, low power lighting and displays and biomedical research applications.  Quantum Materials Corporation intends to invigorate these markets through cost reduction by replacing lab based experiments with volume manufacturing methods to establish a growing line of innovative high performance products.

SOLTERRA RENEWABLE TECHNOLOGIES, INC. is singularly positioned to lead the development of truly sustainable and cost-effective solar technology by introducing a new dimension of cost reduction by replacing silicon wafer-based solar cells with low-cost, highly efficient Quantum Dot-based solar cells.

About GREEN GIANT VENTURE FUND

GREEN GIANT VENTURE FUND (GGVF) develops Project Idea Notes (PIN) and Project Design Documents (PDD), both prerequisites to entering the European Carbon Market. GGVF’s consultancy services include analyzing, advising, and negotiating financial and ownership structures for potential partnerships or private placements related to the Project. GGVF assists in development and refinement of written materials, presentations, financial models and analyses for use with potential investors and lenders. GGVF achieves great success effecting financing and framing strategic partnerships with major participants in the Carbon financial sector via deep understanding of commodity and equity markets and a carefully developed list of global contacts.

As a private equity fund, GGVF invests in Carbon Credit eligible public companies throughout the world, and is a registered service provider for both World Bank - Carbon Finance and UNFCCC -CDM Bazaar.  For more information, please contact us by form when visiting www.GreenGiantVentureFund.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

For more information, please contact:

Lauren Milner
American Capital Ventures
305.918.7000
lm@amcapventures.com
www.amcapventures.com